                                                                                                                                                                 Exhibit 99.1

macy's inc.

Contacts:

Media - Jim Sluzewski

513/579-7764

Investor - Susan Robinson

513/579-7780

FOR IMMEDIATE RELEASE

MACY'S, INC. REPORTS FIRST QUARTER

EARNINGS OF 30 CENTS PER DILUTED SHARE

Company doubles quarterly dividend, raises FY2011 sales and earnings guidance

CINCINNATI, Ohio, May 11, 2011 – Macy's, Inc. today reported strong sales, earnings and cash flow for the first quarter of 2011. Earnings for the quarter were 30 cents per diluted share, compared with 5 cents per diluted share last year.

The company also announced today that its board of directors has doubled the quarterly dividend on Macy's common stock to 10 cents per share. The dividend of 10 cents per share is payable July 1, 2011, to shareholders of record at the close of business on June 15, 2011. The company's previous dividend had been 5 cents per quarter.

“We are building a culture of growth at Macy's, Inc. Our performance cannot be attributed to a single factor, but rather to the coordinated execution of a series of complementary customer-centric strategies. In the first quarter, we benefitted from strong topline sales, disciplined margin and expense management, improved credit performance and lower interest expense,” said Terry J. Lundgren, Macy's, Inc. chairman, president and chief executive officer.

“Based on the strength, momentum and confidence in our business, we are doubling the dividend as a step in returning value directly to our shareholders,” Lundgren said. “Our confidence derives from our belief that we remain in the early innings of implementation of our current strategies – My Macy's localization, enhanced sales training, exclusive and differentiated merchandise, and omnichannel integration that positions Macy's and Bloomingdale's to serve customer needs seamlessly in stores, online and via mobile technology. We also are developing and testing a wide range of new ideas and innovations that will allow us to evolve with our customers and continue to improve our performance.”

Earnings of 30 cents per diluted share for the 13-week first quarter of 2011, ended April 30, compared to 5 cents per diluted share of the 13-week first quarter of 2010, ended May 1. The year-ago first quarter results included $27 million ($17 million after tax; 4 cents per diluted share) in premium and fees related to debt repurchase activity. Excluding these charges, the company earned 9 cents per diluted share in the first quarter of 2010.

Sales

Sales in the first quarter of 2011 totaled $5.889 billion, an increase of 5.7 percent, compared with sales of $5.574 billion in the same period last year. On a same-store basis, Macy's, Inc.'s first quarter sales were up 5.4 percent.

Online sales (macys.com and bloomingdales.com combined) were up 38.3 percent in the first quarter. Online sales positively affected the company's same-store sales by 1.3 percentage points in the first quarter. Online sales are included in the same-store sales calculation for Macy's, Inc.

In the first quarter of 2011, a Macy's store in Warwick, RI, was reopened following repairs from flood damage in 2010.

Operating Income

Macy's, Inc.'s operating income totaled $330 million or 5.6 percent of sales for the first quarter of 2011, compared with $203 million or 3.6 percent of sales for the same period in 2010.

Cash Flow

Net cash provided by operating activities was $67 million in the first quarter of 2011, compared with $149 million of cash used by operating activities in the first quarter last year. This includes a funding contribution to the company's pension plan of $225 million in the first quarter of 2011, compared with $325 million in the first quarter of 2010. Net cash used by investing activities in the first quarter of 2011 was $64 million, compared with $44 million a year ago. Net cash used by financing activities in the first quarter of 2011 was $315 million, including $335 million used to repay debt. In the first quarter of 2010, net cash used by financing activities was $512 million, including $505 million used to repay debt. An additional $109 million in debt is scheduled to mature on Sept. 15, 2011.

Looking Ahead

Based on strong first quarter results and an improved outlook, Macy's, Inc. increased its full-year 2011 guidance. The company now expects same-store sales to grow in the range of approximately 4 percent for the remainder of fiscal 2011. Combined with actual sales in the first quarter, this would calculate to same-store sales growth of approximately 4.3 percent in fiscal 2011, compared with previous guidance for approximately 3 percent sales growth in fiscal 2011. Earnings per diluted share are expected to be in the range of $2.40 to $2.45, compared with previous guidance of $2.25 to $2.30 per diluted share in fiscal 2011.

Macy's, Inc., with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2010 sales of $25 billion. The company operates about 850 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's and Bloomingdale's, as well as the macys.com and bloomingdales.com websites. The company also operates four Bloomingdale’s Outlet stores.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates, changes in expected synergies, cost savings and non-recurring charges, competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

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(NOTE: Additional information on Macy's, Inc., including past news releases, is available at www.macysinc.com/pressroom. A webcast of Macy's, Inc.'s call with analysts and investors will be held today (May 11) at 10:30 a.m. (ET). Macy's, Inc.'s webcast is accessible to the media and general public via the company's website at www.macysinc.com. Analysts and investors may call in on 1-888-271-8596, passcode 3846981. A replay of the conference call can be accessed on the website or by calling 1-888-203-1112 (same passcode) about two hours after the conclusion of the call.

Macy's, Inc. is scheduled to present at Citi's 2011 Global Consumer Conference at 8 a.m. ET on Wednesday, May 25 in New York City. Media and investors may access a live audio webcast of the presentation at www.macysinc.com/ir beginning at 8 a.m. The webcast will also be available for replay.)

MACY'S, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	13 Weeks Ended		13 Weeks Ended

   April 30, 2011

   May 1, 2010

$	% to

Net sales

$	% to

Net sales

Net sales................................................................	$5,889		$5,574

Cost of sales (Note 2)............................................	3,586	60.9%	3,378	60.6%

Gross margin..........................................................	2,303	39.1%	2,196	39.4%

Selling, general and administrative expenses..............	(1,973)	(33.5%)	(1,993)	(35.8%)

Operating income....................................................	330	5.6%	203	3.6%

Interest expense – net (Note 3)................................	(116)		(162)

Income before income taxes....................................	214		41

Federal, state and local income tax expense (Note 4)...	(83)		(18)

Net income.............................................................	$ 131		$ 23

Basic earnings per share..........................................	$ .31		$ .05

Diluted earnings per share........................................	$ .30		$ .05

Average common shares:
Basic................................................................	425.1		422.6
Diluted..............................................................	430.0		426.2

End of period common shares outstanding.................	425.2		422.1

Depreciation and amortization expense......................	$ 268		$ 287

MACY'S, INC.

Consolidated Statements of Income (Unaudited)

Notes:

(1)  Because of the seasonal nature of the retail business, the results of operations for the 13 weeks ended April 30, 2011 and May 1, 2010 (which do not include the Christmas season) are not necessarily indicative of such results for the fiscal year.

(2)   Merchandise inventories are primarily valued at the lower of cost or market using the last-in, first-out (LIFO) retail inventory method. Application of this method did not impact cost of sales for the 13 weeks ended April 30, 2011 or May 1, 2010.

(3)   Interest expense for the 13 weeks ended May 1, 2010, included approximately $27 million on a pre-tax basis, or $17 million after tax or $.04 per diluted share, of expenses associated with the early retirement of approximately $500 million of outstanding debt.

(4)   Federal, state and local income taxes differ from the federal income tax statutory rate of 35%, principally because of the effect of state and local taxes, including the settlement of various tax issues and tax examinations. Additionally, income tax expense for the 13 weeks ended May 1, 2010 reflected a $4 million reduction of deferred tax assets due to the enactment of healthcare reform legislation. The reduction was required as a result of the elimination of the deductibility of retiree health care payments to the extent of tax-free Medicare Part D subsidies that are received. The change in deductibility is effective February 3, 2013.

MACY'S, INC.

Consolidated Balance Sheets  (Unaudited)

(millions)

	April 30,	January 29,	May 1,
	2011	2011	2010
ASSETS:
Current Assets:
Cash and cash equivalents................................	$ 1,152	$ 1,464	$ 981
Receivables.....................................................	290	392	273
Merchandise inventories...................................	5,159	4,758	4,921
Prepaid expenses and other current assets.........	313	285	266
Total Current Assets......................................	6,914	6,899	6,441

Property and Equipment - net...............................	8,636	8,813	9,294
Goodwill..............................................................	3,743	3,743	3,743
Other Intangible Assets - net................................	628	637	668
Other Assets.......................................................	496	539	490

Total Assets..................................................	$ 20,417	$ 20,631	$ 20,636

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities:
Short-term debt.................................................	$ 741	$ 454	$ 685
Merchandise accounts payable...........................	2,131	1,421	2,010
Accounts payable and accrued liabilities..............	2,186	2,644	2,127
Income taxes.....................................................	68	182	55
Deferred income taxes.......................................	353	364	225
Total Current Liabilities...................................	5,479	5,065	5,102

Long-Term Debt...................................................	6,343	6,971	7,503
Deferred Income Taxes.........................................	1,328	1,245	1,109
Other Liabilities.....................................................	1,579	1,820	2,231
Shareholders’ Equity..............................................	5,688	5,530	4,691

Total Liabilities and Shareholders' Equity.........	$ 20,417	$ 20,631	$ 20,636

Notes:

The Company changed its methodology for recording deferred state income taxes from a blended rate basis to a separate entity basis, and reflected the effects of such change in 2010 and retroactively to 2008. Even though the Company considered the change to have had only an immaterial impact on its financial condition, results of operations and cash flows for the periods presented, the financial condition for the prior period as previously reported has been adjusted to reflect the change.

MACY'S, INC.

Consolidated Statements of Cash Flows (Unaudited)

(millions)

13 Weeks Ended

April 30, 2011

13 Weeks Ended

May 1, 2010

Cash flows from operating activities:
Net income...................................................................	$ 131	$ 23
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation and amortization..................................	268	287
Stock-based compensation expense..........................	16	29
Amortization of financing costs and premium on acquired debt........................................................	(4)	(6)
Changes in assets and liabilities:
Decrease in receivables......................................	113	71
Increase in merchandise inventories.....................	(401)	(306)
Increase in prepaid expenses and other current assets........................................	(28)	(43)
(Increase) decrease in other assets not separately identified..................................	(2)	1
Increase in merchandise accounts payable............	655	639
Decrease in accounts payable and accrued liabilities not separately identified....................	(415)	(453)
Decrease in current income taxes.......................	(114)	(12)
Increase (decrease) in deferred income taxes......	69	(16)
Decrease in other liabilities not separately identified.....................................	(221)	(363)
Net cash provided (used) by operating activities...	67	(149)

Cash flows from investing activities:
Purchase of property and equipment...............................	(61)	(36)
Capitalized software......................................................	(33)	(24)
Disposition of property and equipment............................	4	1
Other, net.....................................................................	26	15
Net cash used by investing activities...................	(64)	(44)

Cash flows from financing activities:
Debt repaid...................................................................	(335)	(505)
Dividends paid............................................................... Increase in outstanding checks.......................................	(21) 10	(21) 1
Acquisition of treasury stock..........................................	(2)	(1)
Issuance of common stock.............................................	33	14
Net cash used by financing activities...................	(315)	(512)

Net decrease in cash and cash equivalents.........................	(312)	(705)
Cash and cash equivalents at beginning of period...............	1,464	1,686

Cash and cash equivalents at end of period........................	$1,152	$ 981